           As filed with the Securities and Exchange Commission on May 31, 1995
                                                       Registration No. 33-88198
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                            -------------------------

                                    FORM S-3
                                 AMENDMENT NO. 3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                MYLEX CORPORATION
             (Exact name of Registrant as specified in its charter)

          FLORIDA                                      59-2291597
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                    Identification No.)

                  34551 ARDENWOOD BOULEVARD, FREMONT, CA 94555
                                 (510) 796-6100
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           --------------------------

                                   AL MONTROSS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                MYLEX CORPORATION
                  34551 ARDENWOOD BOULEVARD, FREMONT, CA 94555
                                 (510) 796-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

                             Steven E. Bochner, Esq.
                               Nevan C. Elam, Esq.
                          Richard S. Arnold, Jr., Esq.
                       Wilson, Sonsini, Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                               Palo Alto, CA 94304

                           --------------------------

        Approximate date of commencement of proposed sale to the public:

    As soon as possible after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                          -----------------------------

                         CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                   Proposed
                                                                                   Maximum        Proposed Maximum      Amount of
                Title of Each Class of                      Amount to be        Offering Price   Aggregate Offering    Registration
             Securities to Be Registered                     Registered           Per Share             Price              Fee
- -----------------------------------------------------------------------------------------------------------------------------------
   Common Stock, $.01 par value . . . . . . . . . .         912,061 shares       $10.44(1)(2)    $9,353,054.15(1)(2)  $3,225.20 (2)
- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee.

(2) A Registration Fee of $3,141.28 was paid with the original filing of the Form S-3 based on 888,751 shares and a proposed maximum offering price of $10.25 which had been based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on December 28, 1994 in accordance with Rule 457(c) under the Securities Act of 1933. As the amount to be registered has been increased by 23,310 shares, an additional Registration Fee of $83.92 was submitted with Amendment No. 1 based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on February 15, 1995 ($10.44) in accordance with Rule 457(c) under the Securities Act of 1933.


                           ---------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED May ___, 1995

PROSPECTUS

                                 912,061 Shares

                                MYLEX CORPORATION

                                  Common Stock

     The shares of Common Stock, $.01 par value per share (the "Common Stock"), of Mylex Corporation ("Mylex" or the "Company") covered by this Prospectus are shares which may be offered and sold, from time to time, for the account of certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The shares of Common Stock covered by this Prospectus have been issued or are issuable to the Selling Stockholders upon exercise of a certain outstanding warrant and upon conversion of the Company's Convertible Subordinated Debentures Due 1994. All of the shares covered hereby are to be sold by the Selling Stockholders. This prospectus does not purport to cover the initial issuance of the shares, but only the resale of such shares. The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders, however, the Company will receive the aggregate exercise price payable upon exercise of the Warrant.

     The Selling Stockholders may from time to time sell the shares of Common Stock covered by this Prospectus to or through one or more underwriters, and may also sell shares of Common Stock directly to other purchasers or through agents, on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to the then prevailing market price or at negotiated prices. See "Plan of Distribution."


     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "MYLX." On May 24, 1995, the last sale price for the Common
Stock as reported on the Nasdaq National Market was $10.56 per share.

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                           --------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

                 THE DATE OF THIS PROSPECTUS IS _________, 1995

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares covered by this prospectus, reference is made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, (ii) Amendment Number 1 to the Company's Annual Report on Form 10-K/A for the fiscal year ended
December 31, 1994, (iii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995, (iv) the Company's Proxy Statement for the Annual Meeting of Shareholders dated April 24, 1995 and (v) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on April 12, 1985.


     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to the Chief Financial Officer at the Company's principal executive offices at 34551 Ardenwood Boulevard, Fremont, California 94555 or by telephone at (510) 796-6100.

                         -------------------------------

                                   THE COMPANY

     Mylex designs, develops, produces, and markets high performance disk array controllers, based on RAID (Redundant Array of Inexpensive Disks) technology, personal computer system boards, LAN adapters and SCSI host adapters. The products currently being produced by the Company provide enhanced performance for International Business Machines ("IBM") and IBM-compatible personal computers with either single-user or multiple-user servers.

     The Mylex disk array products are designed for both internal and external storage options, and are compatible with the most commonly used operating systems such as Novell Netware, O/S2 and Windows NT as well as many other operating systems. The Company produces system boards based on the Intel 80386 ("386") microprocessor as well as the Intel 80486 microprocessor ("486"), and three new peripheral products based on Extended Industry Standard Architecture ("EISA")(1). The Company has also developed new Pentium processor based system boards (MPEPNTM) which feature an EISA bus or the PCI local bus. The MPEPNTM is targeted for the high performance server and workstation markets.

     All of the Company's primary products are sold in the high-technology electronic products segment and the Company's customers are original equipment manufacturers (OEMs), system integrators, value-added resellers (VARs), and computer distributors and dealers.

     The Company continues to dedicate most of its research to products which offer solutions to the data processing, data storage, and other computer requirements of the business community. The Company is committed to and dependent upon continued development of new products as well as enhancement of existing products.

     The Company was incorporated under the laws of the State of Florida in May 1983. In September 1987, the Company moved its headquarters to Fremont, California.





- -------------------------
(1) EISA (Extended Industry Standard Architecture) is a system architecture licensed to the Company by Intel Corporation ("Intel"). The license permits the Company to manufacture, use, lease, import, export, or sell any product incorporating the EISA patent owned by Intel.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares offered in this Prospectus.

INTENSE COMPETITION

     Numerous companies in the computer industry produce and market system boards and computer peripheral cards in competition with the Company. In addition, in its efforts to sell specialized products to distributors, original equipment manufacturers, and private label users, the Company faces competition from other system board manufacturers. Many of these manufacturers have substantially greater financial resources than those of the Company. Technological advancements and more sophisticated users' needs have created demands for newer, faster, and more powerful products and applications for specialized markets such as local area networks (LANs); multi-user, real-time environments; CAD/CAM; desktop publishing and engineering scientific workstations. In addition, price competition is intense. This trend has prompted the Company to broaden its product offerings from only the system board market to new markets as well.

     The market for the Company's more advanced products, such as the disk array, is also very competitive. Furthermore, there are numerous companies with established reputations in that market, many of whom have greater financial, manufacturing, and marketing resources than those of the Company. As the disk array market is a relatively new one for the Company, there can be no assurance of continued acceptance of the Company's products.

     The Company's ability to compete successfully in either the personal computer market or the market for its more sophisticated products depends upon its ability to develop products which obtain market acceptance, which can be sold at competitive prices while maintaining adequate gross margin levels and which are proven to be reliable. Although the Company believes that certain of its products have certain competitive advantages, there can be no assurance that the Company will be able to compete successfully in the future or that other companies may not develop products with greater performance or at more favorable prices and thus reduce the demand for the Company's products. The Company is dedicated to continuance of its research and development efforts to obtain and maintain whatever competitive advantages may be available to it.

CUSTOMER CONCENTRATION

     The Company's revenue is dependent upon a customer base that is highly concentrated. The Company's two largest customers, International Business Machines ("IBM") and Digital Equipment Corporation ("DEC"), collectively accounted for 57% of the total revenue for the nine month period ended
September 30, 1994. A limited number of customers and customer orders have accounted for and are likely to continue to account for a substantial portion of the Company's revenue in any period. The Company has no long-term purchase commitments from their customers. Accordingly, there can be no assurance that orders from existing customers will continue at their historical levels, or that the Company will be able to obtain orders from new customers. Loss of one or more of the Company's current customers or cancellation or rescheduling of orders already placed, could materially and adversely affect the Company's business, operating results and financial condition.

DEPENDENCE ON DISK ARRAY CONTROLLER PRODUCTS

     Sales of the Company's disk array controller products accounted for 79% of the Company's net sales for the nine month period ended September 30, 1994. There can be no assurance that the Company will be able to continue to market and sell its disk array controller products at the same rate. The Company expects to encounter price competition for these products and in order to successfully compete, the Company will have to develop and market new product lines, particularly new disk array controllers. There can be no assurance that the Company will be able to develop and introduce such products in a timely manner or that such products will gain or sustain market acceptance and any such failure would adversely impact the Company's sales.

MANAGEMENT OF GROWTH

     The Company is currently undergoing a period of rapid growth and there can be no assurance that such efforts can be accomplished successfully. The Company's net sales for the quarterly period from June 30, 1994 to September 30, 1994, totaled $16,119,100, compared to $11,764,000 for the corresponding period of fiscal year 1993, an increase of 37%. For the nine month period ended September 30, 1994, net sales increased 32% to $43,894,100 from $33,135,200 during the corresponding period of fiscal year 1993. Sales increased primarily due to increased shipments of the Company's disk array controller products (RAID--Redundant Array of Independent Disks). This expansion will result in a higher fixed cost structure which will require increased revenue in order to maintain historical gross margins and operating margins. There can be no assurance that the Company will obtain the increased orders necessary to generate sufficient increased revenue. Failure by the Company to manage growth successfully could materially and adversely affect the Company's business, operating results and financial condition.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

     The Company's future success depends in part upon its proprietary technology. Although the Company attempts to protect its proprietary technology, it also believes that its future success will depend upon product development, technological expertise and distribution channels. There can be no assurance that the Company will be able to protect its technology, or that competitors will not be able to independently develop similar technology.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree upon the continued contributions of its key personnel, many of whom would be difficult to replace and are not subject to employment or noncompetition agreements. If certain of these employees were to leave the Company, the Company's business could be adversely affected. The Company believes its future success will also depend in large part upon its ability to attract and retain highly skilled engineering, managerial, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock could be subject to wide fluctuations in response to such factors as, among others, variations in the Company's anticipated or actual results of operations and market conditions, which may be unrelated to the Company's operating performance.

SOLE-SOURCE SUPPLIER DEPENDENCE

     The Company depends heavily on its suppliers to provide materials on a timely basis, at a reasonable price, and with suitable credit terms. Although many of the components for the Company's products are available from numerous sources at competitive prices, some of the most critically needed components are available from only one source. In the event that essential components or additional manufacturing capacity cannot be obtained as required, the Company could be unable to meet demand for its products, adversely affecting results from operations. In addition, scarcity of such components could result in cost increases which could adversely affect the Company's gross margins.

NEED FOR FUTURE FINANCING

     The Company presently expects to finance near-term operations and capital requirements from cash provided by operating activities and from existing cash balances and borrowings under a revolving bank line of credit. However, there can be no assurance that the Company will not require outside financing, or if required, that such financing will be available on terms acceptable to the Company.

LITIGATION

     The Company is party to an arbitration proceeding and a suit filed in the United States District Court in Atlanta, Georgia that allege breach of contract and other claims relating to a royalty agreement entered into by the Company with American Megatrends Inc. ("AMI"). The amount of damages sought by AMI is unspecified. Preliminary Conferences are currently being held and evidentiary hearings are scheduled for the end of March. The Company has certain defenses and counterclaims and intends to continue to defend this action vigorously. It should be noted, however, that legal proceedings can be unpredictable, and an unfavorable outcome could have a material adverse effect on the Company's business and results of operations.

     The former Chief Executive Officer of the Company, Dr. M. A. Chowdry, filed a complaint in the Supreme Court of California, County of Santa Clara, against the Company and its outside directors on October 13, 1994, claiming breach of an employment agreement that he entered into with the Company approximately three months prior to his termination as the Company's Chief Executive Officer. Dr. Chowdry seeks compensatory and consequential damages of at least $5 million.
The Company believes it has meritorious defenses and will vigorously defend this lawsuit. Nonetheless, given the unpredictable nature of legal proceedings, no assurance can be provided that the Company will prevail.

     Although there can be no assurance in the results of legal proceedings, the Company believes that in connection with the above proceedings it does not have a potential liability that would have a material adverse effect on the Company.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders, excluding the warrant exercise.


                              SELLING STOCKHOLDERS

     The Selling Stockholders will hold shares of Common Stock issued or issuable upon either (i) the conversion of the Company's Convertible Subordinated Debentures Due 1994 (the "Debentures") or (ii) the exercise of a Common Stock Purchase Warrant held by the Equity Group, Inc. (the "Equity Warrant"). The Debentures were issued in a private placement on April 2, 1993. The Debentures were convertible at any time through the close of business on December 31, 1994, into shares of Common Stock at a price of $3.875 per share, subject to adjustment under certain circumstances. The debentures were converted into 862,061 shares of Common Stock. The registration of the shares of Common Stock offered for resale hereby is pursuant to a Registration Rights Agreement dated April 2, 1993 entered into in connection with the original issuance of the Debentures (the "Registration Rights Agreement").

     The Equity Warrant, issued on June 29, 1989, provides for the issuance of up to 50,000 shares of the Company's Common Stock upon exercise of the Equity Warrant at the price of $1.75 per share. The registration of the shares of Common Stock offered for resale hereby under the Equity Warrant is pursuant to
Section 2 of the Warrant (the "Registration Provisions").

     The following table lists the Selling Stockholders. Except as otherwise indicated, none of the Selling Stockholders has held any position, office or other material relationship with the Company in the last three years.

                                            NUMBER OF SHARES BENEFICIALLY                            NUMBER OF SHARES BENEFICIALLY
                                                   OWNED PRIOR TO                                             OWNED AFTER
                                                THIS REGISTRATION(1)               NUMBER OF             THIS REGISTRATION(12)
                                          --------------------------------       SHARES BEING        -----------------------------
  NAME AND ADDRESS OF SELLING               NUMBER OF                             REGISTERED           NUMBER OF
         STOCKHOLDERS                        SHARES            PERCENT(2)         FOR RESALE            SHARES          PERCENT(13)
- -------------------------------           -------------       ------------      --------------       -------------      ----------
Michael Doumani                            106,246(7)            0.76%              70,246              36,000            0.24%
531 North Rossmore Avenue
Los Angeles, CA 90004

Ganz Family Foundation, Inc.                 7,020               0.05%               7,020                   0            0.00%
4200 Biscayne Boulevard
Miami, FL 33137

Khaled Ibrahim(3)                           28,918               0.21%              28,918                   0            0.00%
c/o George Schisler
31 North Second Street, Suite 210
San Jose, CA 95113

Richard Love(4)                            357,739(8)            2.55%              72,739             285,000            1.91%
804 Anacapa Street
Santa Barbara, CA 93101

The Louise D. and Morton J. Macks            7,020               0.05%               7,020                   0            0.00%
Family Foundation, Inc.
4750 Owings Mills Boulevard
Owings Mills, MD 21117

Partivest, S.A.                             27,166               0.19%              27,166                   0            0.00%
P.O. Box 267
CH - 8034 Zurich
Switzerland

Prism Partners I and II                    112,325               0.80%             112,325                   0            0.00%
909 Montgomery Street
San Francisco, CA 94111

Safa Trust, Inc.(5)                        276,759               1.97%             276,759                   0            0.00%
555 Grove Street, Suite 230
Herndon, VA 22070

Suzanne's Exempt Trust                      50,908(9)            0.36%              25,908              25,000            0.17%
130 Wagner Road
Northfield, IL 60093

Theron Jr.'s Exempt Trust(6)               305,378(10)           2.17%              25,908             279,470            1.87%
246 N. Main Street
Galena, IL 61036

Theron T. Chapman, Jr. Trust(6)            305,378(10)           2.17%              28,470             276,908            1.85%
246 N. Main Street
Galena, IL 61036

George Valente                           1,081,418(11)           7.72%              59,218           1,022,200            6.85%
4465 N. El Macero Drive
P.O. Box 2551
El Macero, CA 95618


                                       -9-

                                            NUMBER OF SHARES BENEFICIALLY                            NUMBER OF SHARES BENEFICIALLY
                                                   OWNED PRIOR TO                                             OWNED AFTER
                                                THIS REGISTRATION(1)               NUMBER OF             THIS REGISTRATION(12)
                                          --------------------------------       SHARES BEING        -----------------------------
  NAME AND ADDRESS OF SELLING               NUMBER OF                             REGISTERED           NUMBER OF
         STOCKHOLDERS                        SHARES            PERCENT(2)         FOR RESALE            SHARES          PERCENT(13)
- -------------------------------           -------------       ------------      --------------       -------------      ----------
Zippy's Inc.                               462,416               3.30%              51,816             410,600            2.75%
1765 South King Street
Honolulu, Hawaii 96826

The Equity Group, Inc.                      50,000               0.36%              50,000                   0            0.00%
919 Third Avenue
18th Floor
New York, NY 10022

Mena Estates Inc.                           13,530               0.10%              13,530                   0            0.00%
555 Grove Street
Suite 230
Herndon, VA 22070

Nap & Co. Inc.                              55,018               0.39%              55,018                   0            0.00%
2 Hopkins Plaza
Baltimore, MD 21201

- -------------------------

(1) Includes the number of shares being registered hereunder for the benefit of each Selling Stockholder.
(2) As of December 15, 1994, Mylex Corporation has 14,016,395 shares of Common Stock outstanding.
(3) Khaled Ibrahim was the Company's Chief Financial Officer, but he is no longer with the Company.
(4)  Richard Love currently serves as a director of the Company.
(5) Safa Trust, Inc. is an entity affiliated with M. Yaqub Mirza, who currently serves as a director of the Company.
(6) Theron T. Chapman, Jr. is the trustee and beneficiary of both the Theron Jr.'s Exempt Trust and the Theron T. Chapman, Jr. Trust.
(7) Of these 106,246 shares, 10,000 shares are held in Mr. Doumani's IRA, 10,000 shares are held by his wife in her maiden name, 10,000 shares are held by his mother, and 6,000 shares are held in his brother's IRA.
(8) Richard Love holds 70,000 shares of Mylex Corporation Common Stock in his own name and 215,000 shares of Common Stock in an IRA. Also, Mr. Love holds an unexercised, partially vested option for an additional
     50,000 shares of Common Stock.
(9) Suzanne C. Hutchins, the beneficiary and co-trustee of Suzanne's Exempt Trust, owns 25,000 shares of Mylex Corporation Common Stock.
     John B. Hutchins is the other co-trustee of Suzanne's Exempt Trust.
(10) Of these 305,378, 95,000 shares are held personally by Theron T. Chapman, Jr. Mr. Chapman is also the trustee for the following trusts: Theron T. Chapman, Jr. Trust, Theron Jr.'s Exempt Trust, Baylor F. Chapman Trust
     (son), and Suzanne P. Chapman Trust (daughter), which hold 45,000, 25,000 43,000 and 43,000 shares, respectively.
(11) Of these 1,081,418 shares, 339,700 shares are held by Mr. and Mrs. Valente, 347,500 are held in Mr. Valente's IRA, 135,000 shares are held for the benefit of Mr. Valente's grandson in the Maurow Valente Trust for Jared Allen Monez, and 200,000 shares are held by Green Valley Ford in an account of which Mr. Valente is the sole trustee.
(12) Does not include the number of shares being registered hereunder for the benefit of each Selling Stockholder. Assumption is made for the purpose of this table that each Selling Stockholder shall sell all of its shares being registered hereunder.
(13) Applicable percentage ownership is based on 14,016,395 shares of Common Stock outstanding on December 15, 1994, and 912,061 shares of Common Stock outstanding after issuance of the Common Stock underlying the Convertible Subordinated Debentures Due 1994 and the Common Stock Purchase Warrant held by the Equity Group, Inc.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at market prices prevailing at the time of the sale, at prices related to the then prevailing market price or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(b) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (c) block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

     In connection with the sale of shares of Common Stock covered hereby, underwriters or agents may receive compensation from the Selling Stockholders or from purchasers of the shares of Common Stock covered hereby for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell shares of Common Stock to or through dealers, such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of shares of Common Stock covered hereby may be deemed to be underwriters, and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of shares of Common Stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Registration Rights Agreement and the Registration Provisions each provide that the Company will indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     This offering will terminate on the date on which all shares offered hereby have been sold by the Selling Stockholders.

                                  LEGAL MATTERS

     Wilson, Sonsini, Goodrich and Rosati, Professional Corporation, Palo Alto, California, will opine only as to the validity of the issuance of the shares in compliance with the law.

                                     EXPERTS

     The consolidated financial statements of Mylex Corporation incorporated by reference in Mylex Corporation's Annual Report (Form 10-K) for the fiscal year ended December 31, 1994 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

- -----------------------------------------         ------------------------------
- -----------------------------------------         ------------------------------


            TABLE OF CONTENTS

                                    PAGE
                                    ----

Available Information . . . . . .      2
Incorporation of Certain Documents
  by Reference  . . . . . . . . .      2
The Company . . . . . . . . . . .      4
Risk Factors  . . . . . . . . . .      5                      912,061 Shares
Use of Proceeds . . . . . . . . .      8
Selling Stockholders  . . . . . .      8
Plan of Distribution  . . . . . .     12                    MYLEX CORPORATION
Legal Matters . . . . . . . . . .     13
Experts . . . . . . . . . . . . .     13
                                                               Common Stock

      No  dealer, salesperson or other
person has been authorized to give any
information or to make any
representations other than those                                ----------
contained in this Prospectus, and, if                           PROSPECTUS
given or made, such information and                             ----------
representations must not be relied upon
as having been authorized by the Company
or the Selling  Stockholders.   This
Prospectus does not constitute an offer
to sell or a solicitation of an offer to
buy the shares by anyone in any
jurisdiction in which such offer or
solicitation is not authorized, or in
which the person making the offer or
solicitation is not qualified to do so,
or to any person to whom it is unlawful                        _________, 1995
to make such offer or solicitation.
Under no circumstances shall the
delivery of this Prospectus or any sale
made pursuant to this Prospectus, create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.




- -----------------------------------------         ------------------------------
- -----------------------------------------         ------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses, all of which will be paid by the Company in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions, if any. All of the amounts shown are estimates except the SEC registration fee.


          SEC registration fee . . . . . . . . . . . . . . . . $ 3,000
          Printing and engraving expenses. . . . . . . . . . .   4,000
          Legal fees and expenses. . . . . . . . . . . . . . .  20,000
          Accounting fees and expenses . . . . . . . . . . . .  10,000
          Blue Sky fees and expenses (including legal fees). .   5,000
          Transfer agent's and registrar's fees and expenses .   2,000
          Miscellaneous expenses . . . . . . . . . . . . . . .   2,000
                                                               -------
                 Total . . . . . . . . . . . . . . . . . . . . $46,000
                                                               -------
                                                               -------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Bylaws of the Company provide that any officer, director, employee or agent who was or is made a party or is threatened to be made a party in any action, suit or proceeding, whether civil, criminal, administrative or investigative, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Florida 1989 Business Corporation Act (the "Florida Act") against all expenses, liability and loss (including all expenses, judgments, fines, settlements) reasonable incurred or suffered by such person in connection therewith. Section 607.0850 of the Florida Act authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Florida Act. Further, the Company has entered into an indemnification agreement with its officers and directors, providing such individuals indemnification to the maximum extent permitted by the Florida Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Florida Act, the foregoing Bylaw provision or any Indemnification Agreement, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Registration Rights Agreement and the Registration Provisions (Exhibit 4.1 hereto) provide for cross-indemnification of the Selling Stockholders and the Registrant, its directors and officers for certain liabilities arising under the Securities Act or otherwise.

ITEM 16.  EXHIBITS


          Exhibit
           Number        Description
          --------       -----------

          4.1(1)(2)      Registration Rights Agreement dated as of April 2, 1993
                         by and between Registrant and the holders of the Debentures.

          4.2(1) Registration Provisions contained in the Equity Warrant dated June 29, 1989.

          5.1(1) Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation.

          23.1(1)        Consent of Independent Auditors.

          23.2(1)        Consent of Counsel (included in Exhibit 5.1).

     -------------------------
     (1)  Previously filed

     (2) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits" of the Company's Annual Report on Form 10-K for the year ended December 31, 1994.



ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

               b. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               c. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    Provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Mylex Corporation, a corporation organized and existing under the laws of the State of Florida, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 30th day of May 1995.


                                   MYLEX CORPORATION


                                   By:/s/ Al Montross
                                      ----------------------------------------
                                      Al Montross
                                      President, Chief Executive Officer
                                      and Director

                                      *Attorney-in-Fact for the signatories
                                      listed below.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

    SIGNATURE                          TITLE                        DATE
- --------------------   -------------------------------------    -------------

Al Montross*           President and Chief Executive Officer     May 30, 1995
- -------------------    and Director
(Al Montross)


Colleen Meyers*        Chief Financial Officer (Principal        May 30, 1995
- -------------------    Financial and Accounting Officer)
(Colleen Meyers)


- -------------------    Chairman of the Board
(Ismael Dudhia)


M. Yaqub Mirza*        Director                                  May 30, 1995
- -------------------
(M. Yaqub Mirza)


Inder M. Singh*        Director                                  May 30, 1995
- -------------------
(Inder M. Singh)


Richard Love *         Director                                  May 30, 1995
- -------------------
(Richard Love)